UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 6, 2005
SHOPSMITH, INC.
(Exact name of Registrant as specified in its charter)

Ohio	0-9318	31-0811466

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6530 Poe Avenue, Dayton, OH	45414

(Address of principal executive offices)	(Zip code)
937-898-6070
(Registrant’s telephone number including area code)
Not applicable
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders
At the Annual Meeting of Shareholders of Shopsmith, Inc. (the “Company”) held on December 6, 2005, shareholders approved an amendment to Article Fourth of the Amended Articles of Incorporation of the Company (the “Amendment”). The Amendment was approved by the holders of 57% of the outstanding common shares of the Company and became effective at 6:00 p.m., E.T., on December 6, 2005 (the “Effective Time”).
The Amendment effected a 1-for-500 reverse stock split immediately followed by a 500-for-1 forward stock split of the common shares of the Company. At the Effective Time, common shares held by persons owning less than 500 common shares of the Company were cancelled and such holders became entitled to receive $0.27 for each share they held immediately prior to the Effective Time. Shareholders who held 500 or more shares at the Effective Time were not entitled to receive any cash for their fractional share interests resulting from the reverse split. The forward split that immediately followed the reverse split reconverted their whole shares and fractional share interests back into the same number of shares they held immediately before the Effective Time. As a result, the total number of shares held by a shareholder holding 500 or more common shares at the Effective Time has not changed.
All shareholders of record, whether holding more or less than 500 shares, are required to forward their stock certificates to the Registrar and Transfer Company, the Company’s Transfer Agent and Exchange Agent (“R&TC”). R&TC is sending all shareholders a Letter of Transmittal for use by shareholders in forwarding their Shopsmith stock certificates to R&TC for exchange for cash or new certificates as the case may be.
The Amendment also had the effect of reducing the Company’s stated capital from $2,608,482.00 to $26,052.00. The amount by which stated capital was reduced was transferred to capital surplus on the books and records of the Company.
As a result of the reverse stock split transaction, the Company had approximately 135 shareholders of record of its common shares and is concurrently herewith filing a Form 15 with the United States Securities and Exchange Commission which, upon filing, will terminate the Company’s obligations to file reports under the federal securities laws.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SHOPSMITH , INC.
Date: December 8, 2005	By	/s/ Mark A. May

Mark A. May Vice President of Finance